UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/10/2009

CYBERSOURCE CORP
(Exact name of registrant as specified in its charter)

Commission File Number:  000-2647

77-0472961
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1295 CHARLESTON ROAD, Mountain View, CA 94043
(Address of principal executive offices, including zip code)

650-813-5682
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 10, 2009, following the approval of the Board of Directors ("Board") and Compensation Committee of CyberSource Corporation (the "Company"), the Company entered into an executive employment agreement with Michael A. Walsh in connection with his previously disclosed promotion and appointment to the offices of President and Chief Executive Officer (which will take effect January 1, 2010). The material terms of the agreement include the following:

-        an annual base salary of $400,000,

-        eligibility to obtain a performance bonus of up to $400,000 per year,
-        a stock option grant to purchase 700,000 shares of the Company's common stock, which options will be deemed granted and priced on the first business day of fiscal year 2010 and will be subject to the Company's standard four-year vesting schedule, commencing on the effective date of the grant,
-        subsequent stock option grants beginning in fiscal year 2011 as determined by the Board or the Compensation Committee,
-        standard benefits, and
-        reimbursement for reasonable business expenses incurred in the performance of Mr. Walsh's duties as President and Chief Executive Officer.
Pursuant to the terms of his employment agreement, Mr. Walsh is also entitled to certain benefits upon his termination from the Company. In the event of Mr. Walsh's termination without "cause," his voluntary termination with "good reason," as such terms are defined in the Agreement, or termination resulting from his death or disability, Mr. Walsh will receive an amount equal to his base salary in equal monthly installments for the eighteen-month period following his termination, less applicable withholdings, and continued health benefits for Mr. Walsh and his eligible dependents through the lesser of the California COBRA period or the eighteen-month period immediately following his termination.

A copy of the executive employment agreement is attached as Exhibit 10.1.

On December 10, 2009, the Board and Compensation Committee approved the Company entering into executive retention agreements with certain officers of the Company including each of the following named executive officers-William S. McKiernan, Robert J. Ford, and Steven D. Pellizzer. Under the terms of the executive retention agreements, an officer will receive certain benefits if, within one year following a "change-in-control," the officer's employment is terminated by the Company without "cause" or the officer's employment is voluntarily terminated with "good reason," as such terms are defined in the executive retention agreement. If such events occur and the officer timely delivers the general release agreement contemplated by the executive retention agreement, then the Company will make the following payments and provide the following benefits to the officer (subject to a six-month delay if required by the Internal Revenue Code Section 409A deferred compensation rules):

-        an amount equal to eighteen months of the officer's then current annual base salary ("cash amount");
-        immediate vesting of all unvested Company stock options then held by the officer, which shall remain exercisable for 90 days following the effective date of the executive officer's termination; and
-        continued health benefits for the officer and the officer's eligible dependents for the eighteen-month period immediately following the officer's termination.
A copy of the form of executive retention agreement is attached as Exhibit 10.2. The Company entered into such an executive retention agreement on December 11, 2009 with Mr. Ford, and December 11, 2009, with Mr. Pellizzer. The Company intends to enter into such an agreement with Mr. McKiernan on or after January 1, 2010, when he assumes his role as Executive Chairman of the Company.

On December 10, 2009, the Board and Compensation Committee also approved the Company entering into an executive retention agreement with Michael A. Walsh when he assumes his position of President and CEO of the Company. The terms of Mr. Walsh's executive retention agreement are identical to the executive retention agreements described above and attached as Exhibit 10.2, with the exception that (i) instead of a cash amount equal to eighteen months of the officer's then current annual base salary, Mr. Walsh will receive a cash amount equal to twenty-four months of his then current annual salary and (ii) at Mr. Walsh's option, he shall be entitled to receive the benefits set forth in his employment agreement described above, in lieu of, and not in addition to, benefits set forth in executive retention agreement.

A copy of the form of executive retention agreement the Board and Compensation Committee approved for execution with Mr. Walsh is attached as Exhibit 10.3. The Company intends to enter into such an agreement with Mr. Walsh on or after January 1, 2010, when he assumes his role as President and Chief Executive Officer of the Company.

On December 10, 2009, the Board also approved Mr. McKiernan's compensation package in connection with his previously disclosed appointment as Executive Chairman (which will take effect on January 1, 2010), which consists solely of an annual base salary of $465,000.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits:
The following exhibits are being filed with this Current Report on Form 8-K.
Exhibit No.        Description
10.1        Executive Employment Agreement dated December 10, 2009, by and between CyberSource Corporation and Michael A. Walsh.
10.2        Form of CyberSource Executive Retention Agreement.
10.3        Form of CyberSource Executive Retention Agreement to be entered into with Mr. Walsh.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBERSOURCE CORP

Date: December 16, 2009	By:	/s/ Steven D. Pellizzer
Steven D. Pellizzer
Chief Financial Officer and Senior Vice President of Finance

EXHIBIT INDEX

Exhibit No.	Description
EX-10.2	Form of CyberSource Executive Retention Agreement
EX-10.3	Form of CyberSource Executive Retention Agreement to be entered into with Mr. Walsh.
EX-10.1	Executive Employment Agreement dated December 10, 2009, by and between CyberSource Corporation and Michael A. Walsh.